UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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EPICEPT CORPORATION

(Name of Registrant as Specified In Its Charter)

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EPICEPT ANNOUNCES STOCKHOLDERS’ MEETING RESULTS AND ADJOURNMENT

EpiCept Corporation (the “Company”) held its Annual Meeting of Stockholders on June 14, 2011. At the meeting, Robert G. Savage and John V. Talley were re-elected to the Company’s Board of Directors. Each director elected will serve a term that expires at the Company’s 2014 Annual Meeting of Stockholders and until his successor is elected and qualified. In addition, the stockholders ratified the selection of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Stockholders also approved a proposal (the “Adjournment Proposal”) to adjourn of the annual meeting to solicit additional proxies in the event there were insufficient votes to approve a proposal (the “Reverse Split Proposal”) to give the Company’s Board of Directors the ability to effect a reverse stock split of its outstanding common stock at a ratio in the range of one for two (1:2) to one for six (1:6), to be determined at the discretion of the Company’s Board of Directors.

Approval of the Reverse Split Proposal requires the approval of a majority of the outstanding shares. Therefore, abstentions and broker non-votes have the same effect as votes against such proposals. As of the time of the meeting, approximately 49% of the total number of outstanding shares had been cast in favor of the Reverse Split Proposal, with a substantial number of broker non-votes and other shares not represented in the voting. After considering the importance of the matter, the number of votes not cast and the fact that stockholders voting at the annual meeting were in favor of the Reverse Split Proposal, stockholders present at the annual meeting approved the Adjournment Proposal so that management could adjourn and reconvene the annual meeting to allow additional time to solicit proxies from those stockholders who had not voted on the Reverse Split Proposal.

Following the adjournment of the annual meeting, the Company obtained additional votes in favor of the Reverse Split Proposal, and at the present time, greater than 50% of the total number of outstanding shares has been cast in favor of the Reverse Split Proposal.

The Company’s annual meeting is adjourned to June 27, 2011, at 10:00 a.m. EDT, at the Company’s headquarters at 777 Old Saw Mill River Road, Tarrytown, New York, solely with respect to the Reverse Split Proposal. Stockholders who have not voted on the Reverse Split Proposal are encouraged to do so promptly. For stockholders who have voted on the Reverse Split Proposal, no additional action is required. Proxies may be submitted or revoked any time prior to the adjourned meeting on June 27, 2011.

EpiCept’s Board of Directors is recommending that its stockholders vote for the approval of the Reverse Split Proposal. The record date for stockholders entitled to vote at the reconvened meeting remains April 15, 2011. Stockholders who have not yet voted for the Reverse Split Proposal (Proposal No. 3), or who want to change their vote, may do so by going to www.proxyvote.com (with their proxy vote control number) until 11:59 PM EDT on Sunday June 26, 2011, or to www.epicept.com/arsstamma to vote in Swedish.

EpiCept has filed a proxy statement with the Securities and Exchange Commission (the “SEC”) pursuant to which the company is soliciting proxies in connection with seeking stockholder approval of the Reverse Split Proposal (Proposal No. 3). Stockholders are urged to read the proxy statement and other relevant documents filed with the SEC.